November 15, 2007

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Exhibit 16.1

Dear Sir/Madam:

We have read Item 4.01 of the Form 8-K for Genesis Realty Group, Inc. dated November 15, 2007 regarding the recent change of auditors.

We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Sincerely yours,

By: /s/Seligson & Giannattasio, LLP
       Seligson & Giannattasio, LLP